SEC 1473 (09-02)
                    POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
                     ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


-------------------------               UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ------------------------------
         FORM 3                                      WASHINGTON, DC 20549                                     OMB APPROVAL
-------------------------           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES           ------------------------------
                                                                                                       OMB Number:        3235-0104
                             FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,   Expires:   January 31, 2005
                               SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR      Estimated average burden
                                       SECTION 30(h) OF THE INVESTMENT COMPANY ACT OF 1940             hours per response.......0.5
                                                                                                      ------------------------------

    (Print or Type Responses)
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1.  Name and Address of Reporting Person*   2. Date of Event Requiring    4. Issuer Name AND Ticker or Trading Symbol
                                               Statement (Month/Day/Year)

                                               November 21, 2002             Cosi, Inc.    COSI
    Wainwright, Jay                        ----------------------------------------------------------------------------------------
    ------------------------------------    3. I.R.S. Identification      5. Relationship of Reporting  6. If Amendment, Date of
    (Last)        (First)      (Middle)        Number of Reporting           Person(s) to Issuer           Original
                                               Person, if an entity          (Check all applicable)        (Month/Day/Year)
    242 West 36th Street                       (voluntary)
    ------------------------------------                                     [X] Director
                (Street)                                                     [X] Officer                ----------------------------
                                                                                 (give title below)     7. Individual or Joint/Group
                                                                             [ ] 10% Owner                 Filing
                                                                             [ ] Other                     (Check Applicable Line)
    New York, New York          10018                                            (specify below)           [X] Form filed by One
    ------------------------------------                                                                       Reporting Person
    (City)        (State)        (Zip)                                      President                      [ ] Form filed by More
                                                                             -------------------------         than One Reporting
                                                                                                               Person
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                                        TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                        2. Amount of Securities     3. Ownership Form: Direct (D)    4. Nature of Indirect
   (Instr. 4)                                  Beneficially Owned          or Indirect (I) (Instr. 5)       Beneficial Ownership
                                               (Instr. 4)                                                   (Instr. 5)
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Common Stock                                   97,652                           D
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                                                                                                                         Page 1 of 3


FORM 3 (CONTINUED)

         TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of                2. Date Exer-           3. Title and Amount of         4. Conversion or    5. Ownership     6. Nature of
   Derivative                 cisable and             Securities Underlying          Exercise Price      Form of          Indirect
   Security                   Expiration              Derivative Security            of Derivative       Derivative       Beneficial
   (Instr. 4)                 Date                    (Instr. 4)                     Security            Securities:      Ownership
                              (Month/Day/Year)                                                           Direct (D) or    (Instr. 5)
                                                                                                         Indirect (I)
                                                                                                         (Instr. 5)
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                              Date      Expira-       Title             Amount or
                              Exer-     tion                            Number of
                              cisable   Date                            Shares
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Option                      See below  8/1/06      Common Stock         81,337            $1.56              D
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Option                      See below 10/15/06     Common Stock        120,782            $5.30              D
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Option                      See below  8/25/07     Common Stock        117,507            $8.93              D
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Option                      See below  4/1/08      Common Stock         10,916            $8.93              D
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Option                      See below  2/1/09      Common Stock         28,896            $10.38             D
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Option                      See below  8/25/09     Common Stock          9,632            $10.38             D
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Option                      See below  1/7/10      Common Stock            872            $12.25             D
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Option                      See below  1/1/11      Common Stock         29,157            $12.25             D
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Option                      See below  12/31/11    Common Stock         42,759            $12.25             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:  See Attachment A.


                     /s/ Jay Wainwright                         11/21/2002
                     -----------------------------------   --------------------
                      ** Signature of Reporting Person             Date

*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

**    Intentional misstatements or omissions of facts constitute Federal
      Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

                                                                                                                         Page 2 of 3
                                                                                                                             (09-02)

NAME AND ADDRESS OF REPORTING PERSON:     JAY WAINWRIGHT
                                          242 WEST 36TH STREET
                                          NEW YORK, NY 10018
DATE OF EVENT REQUIRING STATEMENT:        NOVEMBER 21, 2002
ISSUER NAME AND TICKER SYMBOL:            COSi, INC.  COSI

ATTACHMENT A
Generally, options vest in 20% intervals over five years with the first 20% becoming exercisable 1 year after the grant date. 381,256 shares are currently exercisable or exercisable within 60 days of November 15, 2002.










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                                                                         (09-02)